Exhibit 3A

CHARTER

  OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

The Prudential Insurance Company of America, a Corporation created as a stock life insurance corporation by Chapter 521 of the Private Laws of the year 1873 of the State of New Jersey, the charter of which thereby granted was amended by Chapter 40 of the Private Laws of the year 1975 and from time to time further amended by action of directors and stockholders as authorized by the general laws of the State of New Jersey, which corporation became a mutual life insurance corporation by virtue of the provisions of Article Eight of Chapter Thirty-four of Title 17 of the Revised Statutes and did adopt, pursuant to the provisions of Chapter 14 of the Laws of New Jersey of the year 1943, an amended charter, does hereby adopt, pursuant to the provisions of Subtitle 3 of Title 17B, of the New Jersey Statutes, this Amended Charter setting forth fully and completely all of the terms and conditions of the Charter under which the corporation shall hereafter transact business.

1. The name of the corporation shall continue to be "The Prudential Insurance Company of America."

2. The principal office of the corporation in the State of New Jersey shall be located at 745 Broad Street in the City of Newark, County of Essex, and the name of the agent in and in charge of such principal office upon whom process against the corporation may be served is Susan L. Blount.

3. The business of the corporation shall be that of a mutual life insurance corporation, with all of the rights, privileges and powers conferred upon such corporation by the general laws of New Jersey and such as may from time to time be conferred by law upon such corporations. The kinds of insurance, reinsurance and annuities to be written by the corporation shall be "Life Insurance" as defined in Section 17B:17-3 of Subtitle 3 of Title 17B of the New Jersey Statutes, "Health insurance" as defined in Section 17B:17-4 of said Subtitle 3, "Annuity" as defined in Section 17B:17-5 of said Subtitle 3, "Legal services insurance" as defined in and authorized by Section 17:46C-l of Title 17 of the New Jersey Statutes, "Reinsurance" as defined in and authorized by Section 17B:18-62 and 17B:18-63 of said Subtitle 3, "Extended reinsurance" as defined in and authorized by Section 17B:18-65 of said Subtitle 3, and such other insurance and reinsurance as may be permitted under the laws of the State of New Jersey to be written by an insurer authorized to do the kinds of business described in Sections 17B:17-3, 17B:17-4 and 17B:17-5 of said Subtitle 3. Independently of any insurance or annuity contract, the corporation may provide Services of the kinds authorized for a domestic life insurance corporation by Section 17B:18-43 of said Subtitle 3, subject to the provisions of said Section, and such as may from time to time be authorized for a domestic life insurance corporation by the laws of New Jersey.

4.  The corporation shall continue to be a mutual life insurance corporation.

5.  The duration of the life of the corporation shall be unlimited.

6. The Board of Directors shall exercise all of the corporate powers of the corporation except as otherwise provided by law and shall manage all of the property, business and affairs of the corporation.

7. The Board of Directors shall be of the number and shall be chosen in the manner set forth in Sections 17B:18-19 to 17B:18-28 inclusive, of Subtitle 3 of Title 17B, of the New Jersey Statutes.

8. Any vacancy in the Board of Directors shall he filled in the manner provided in Section 17B:18-19 to 17B:18-28 inclusive, of Subtitle 3 of Title 17B, of the New Jersey Statutes.

9. The Board of Directors shall have full power from time to time to make, alter, amend and rescind by-laws, rules and regulations for the conduct of the business and affairs of the corporation in conformity with the provisions of this Amended Charter, and to employ such officers and agents as the Board of Directors in its discretion may determine for the conduct of such business and affairs.

10. No Director or officer of the corporation shall be personally liable to the corporation or its policyholders for damages for breach of any duty owed to the corporation or its policyholders, except that this provision shall not relieve any such Director or officer of liability for any act or omission for which such relief cannot be granted under the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended. Neither the amendment or repeal of this Article nor the adoption of any provision of this Amended Charter which is inconsistent with this Article shall apply to or have any effect on the liability or alleged liability of any Director or officer of the corporation for or with respect to any act or omission of such Director or officer occurring prior to such amendment, repeal or adoption.




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